Exhibit 99.1

Customer Acquisition Network Expects Fourth Quarter Revenues to Exceed $5 Million, Increasing Approximately 50% Sequentially Due to Growth of interCLICK Ad Network Subsidiary
Thursday January 3, 8:00 am ET

NEW YORK—(BUSINESS WIRE)—Customer Acquisition Network, Inc. (OTCBB:CACN - News), an emerging Internet multi-channel network, announced today that its 2007 fourth quarter unaudited revenues are expected to exceed $5 million, as a result of significant growth achieved by its wholly-owned interCLICK advertising network subsidiary. The fourth quarter revenues represent approximately 50 percent sequential growth on a pro forma basis, based upon previously reported 2007 third quarter pro forma revenues of $3.5 million. interCLICK was recently rated the tenth largest Internet-based advertising network by comScore during the fourth quarter and currently serves advertising to approximately 100 million unique U.S. visitors per month. "We continue to gain momentum and market share, as a result of interCLICK’s ability to deliver compelling results for our clients,” said Michael Mathews, Customer Acquisition Network’s CEO and co-founder. “This, along with increases in brand advertiser and advertising agencies' cost-per-thousand budgets, growth in inventory allocation among web portal publishers and favorable seasonal factors has contributed to strong revenue growth and recognition from monitoring agencies such as comSCORE. We believe that interCLICK is well positioned to continue to benefit from these and other secular trends in the industry.”

About interCLICK

interCLICK operates the interCLICK Network, a highly targeted contextual marketing network designed to balance the interests of publishers, advertisers and users. The interCLICK Network combines advanced contextual awareness technology with a large base of top tier publisher sites to create a highly effective advertising platform. interCLICK's unique model delivers dramatically higher response rates than traditional ad networks, helping advertisers increase brand awareness, catalyze customer action and improve ROI on their advertising spend. The end result is that the user appreciates the targeted content, the advertiser has a significantly improved return on investment, and the publisher shows higher quality and better paying ads. For more information about the interCLICK Network, visit http://www.interclick.com.

About Customer Acquisition Network

Customer Acquisition Network, Inc. was established to build an integrated, multi-channel network that provides advertisers the ability to drive high-volume, high-quality customer leads and acquisitions, and refocus ad dollars quickly based upon ROI. For more information about Customer Acquisition Network, visit www.customeracquisitionnetwork.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Customer Acquisition Network, Inc.
Devon M. Cohen, 954-712-0000
Chief Operating Officer
or
PR:
Trylon SMR
Tiffany Guarnaccia / Chris Spagnuolo
212-725-2295
or
Investor Relations:
CEOcast, Inc.
Daniel Schustack, 212-732-4300

Source: Customer Acquisition Network, Inc.